Exhibit 1.1

ACTINIUM PHARMACEUTICALS, INC.

FOURTH AMENDMENT TO THE
AMENDED AND RESTATED 2013 STOCK PLAN

WHEREAS, Actinium Pharmaceuticals, Inc. (the “Company”) maintains the Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan, as amended (the “Plan”) to provide for certain equity incentive compensation awards to employees, directors and consultants of the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan to not permit the administrator of the plan the authority to buyback options previously granted under the plan for cash or shares.

NOW, THEREFORE, the Company does hereby amend the Plan, effective December 13, 2016, as follows:

1.	Section 4(c)(vii) (Powers of the Administrator) of the Plan is hereby amended to read in its entirety as follows: “(vii) Intentionally omitted.”
2.	Section 10 (Exercise of Option) of the Plan is hereby amended by deleting Section 10(c) (Buyout Provisions) in its entirety.
3.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed as of December 13, 2016 by its duly authorized officer.

ACTINIUM PHARMACEUTICALS, INC.

/s/ Sandesh Seth
Name:	Sandesh Seth
Title:	Executive Chairman